Exhibit 99.1

         PRESS RELEASE

             HITTITE MICROWAVE CORPORATION REPORTS FINANCIAL RESULTS
                      FOR THE FOURTH QUARTER AND YEAR 2005

         CHELMSFORD, MA - February 16, 2006 - Hittite Microwave Corporation (NASDAQ: HITT) today reported revenue for the fourth quarter ended December 31, 2005 of $22.7 million, representing an increase of 34.1% over $16.9 million for the fourth quarter of 2004 and an increase of 7.3% over $21.2 million for the third quarter of 2005. Net income attributable to common stockholders for the quarter was $7.1 million, or $0.23 per diluted share, an increase of 106.4% over $3.4 million, or $0.13 per diluted share, for the fourth quarter of 2004, and an increase of 42.3% over $5.0 million, or $0.17 per diluted share, for the third quarter of 2005.

         For the year 2005, revenue was $80.7 million, a 30.8% increase over $61.7 million for 2004. Net income attributable to common shareholders for the year was $20.1 million, or $0.71 per diluted share, an increase of 69.3% over $11.9 million, or $0.45 per diluted share, for 2004. Net customer bookings for the year were $93 million, an approximate 55% increase over 2004. The backlog at December 31, 2005 was approximately $36.9 million compared with $24.8 million at December 31, 2004.

         "Our employees should be proud of the results they delivered in 2005," said Stephen Daly, Chairman, President and CEO. "The fourth quarter was a strong finish to the year. We introduced 23 new products during the quarter, for a total of 80 in 2005. Going forward, our expanding product lines and sales channels will be major factors in driving our revenue growth."

         In 2005, revenue from customers in the United States was $43.3 million, or 54% of the company's total revenue, and revenue from customers outside the United States was $37.4 million, or 46% of total revenue, compared with 50% and 50%, respectively, for 2004. Gross margin was 69.8% for the fourth quarter and 68.1% for the year 2005, compared with 64.0% and 63.2% respectively, for 2004.

Operating expenses were $6.7 million for the fourth quarter and $24.6 million for the year 2005. Operating expenses increased in the fourth quarter primarily as a result of the growth in the company's research and development organization and their related activities, as well as an increase in general and administration costs associated with operations and compliance as a public company. Operating income was $9.1 million, or 40.2% of revenue, for the fourth quarter, and $30.3 million, or 37.6% of revenue, for the year 2005, compared with $5.8 million, or 34.3% of revenue, and $20.7 million, or 33.6% of revenue, respectively, for 2004. The provision for income taxes in the fourth quarter reflects the net impact of the resolution of tax audits and the revised estimates for certain tax adjustments and credits, resulting in an effective tax rate of 25.5% for the fourth quarter and 32.8% for the year 2005.

         Cash and marketable securities at the end of the fourth quarter 2005 was $62.6 million, an increase of $9.8 million from the third quarter of 2005 and an increase of $38.1 million from the prior year end, and reflected the receipt of the net proceeds from the company's initial public offering in July 2005, offset in part by the cash dividend paid in the third quarter.

         BUSINESS OUTLOOK

         The company currently expects revenue for the first quarter ending March 31, 2006 to be in the range of $24.0 million to $25.0 million and net income to be in the range of $6.1 million to $6.5 million, or $0.20 to $0.21 per diluted share, excluding the impact of the charge for FAS 123(R).

         WEBCAST AND TAPED REPLAY

         The company will host a conference call to discuss its financial results at 5:00 p.m. EST on Thursday, February 16, 2006. A live webcast of the call will be available online on the Hittite Microwave website. To listen to the live webcast, go to the Investor Relations page of the Hittite Microwave web site at www.hittite.com and click on the webcast icon located under the Events Calendar. A telephonic replay of the call also will be available for one week after the live call by dialing (719) 457-0820, access code 8633744. Following the call, a webcast replay will also be available by visiting the Investor Relations page at www.hittite.com.

         ABOUT HITTITE MICROWAVE CORPORATION

         Hittite Microwave is an innovative designer and developer of high performance integrated circuits, or ICs, modules and subsystems for technically demanding radio frequency, or RF, microwave and millimeterwave applications. Products include amplifiers, attenuators, frequency dividers and detectors, frequency multipliers, mixers and converters, modulators, oscillators, phase shifters, sensors and switches. Hittite's products are used in a variety of applications and end markets including automotive, broadband, cellular infrastructure, fiber optic, microwave and millimeterwave communications, military, space, and test and measurement. The company utilizes radio frequency integrated circuits (RFIC), monolithic microwave integrated circuits (MMIC), multi-chip modules (MCM) and microwave integrated circuit (MIC) technologies. The company is headquartered in Chelmsford, MA.

         "SAFE HARBOR STATEMENT" UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

         Statements in this press release regarding Hittite Microwave Corporation that do not relate to historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, any statements regarding our expectations as to future levels of revenue, net income and earnings per share. Readers are cautioned that these forward-looking statements are subject to risks and uncertainties and are only predictions, and actual future events and results may differ materially from these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: market acceptance of our new products; our ability to assess market requirements accurately; our success in maintaining the business of our significant customers; our ability to keep pace with new semiconductor processes; regulatory, operational, financial and political risks inherent in operating internationally; competition within the semiconductor industry; product returns and warranty claims; our ability to manage our growth and costs effectively; protection of our intellectual property; the growth and fiscal strength of our end markets; and other risks and uncertainties that are discussed under "Risk Factors" in our Registration Statement on Form S-1, File Number 333-124664, and in our Quarterly Report on Form 10-Q for the three months ended September 30, 2005, each as filed with the Securities and Exchange Commission .

     Contact: William W. Boecke V.P., Chief Financial Officer (978-250-3343)

Hittite Microwave Corporation

Consolidated Balance Sheet

(In thousands)                                                              Dec. 31, 2005   Dec. 31, 2004
-------------------------------------------------------------------------   -------------   -------------
Assets                Current assets:
                         Cash and cash equivalents                          $      40,559   $      24,548
                         Short-term available-for-sale investments                 22,082               -
                         Accounts receivable, net                                   9,789          10,119
                         Inventory, net                                             4,876           5,437
                         Deferred costs                                               284             276
                         Prepaid expenses and other current assets                    612             291
                         Deferred taxes                                             2,238           1,188
                                                                            -------------   -------------
                            Total current assets                                   80,440          41,859

                      Property and equipment, net                                  13,417          13,225
                      Other assets                                                    540             147
                                                                            -------------   -------------
                      Total assets                                          $      94,397   $      55,231
                                                                            -------------   -------------

Liabilities,          Current liabilities:
Redeemable               Current portion of long-term debt                  $         366   $         366
Convertible              Accounts payable                                           1,290           2,244
Preferred Stock and      Accrued expenses                                           3,766           2,689
Stockholders'            Taxes payable                                              1,241             630
Equity                   Deferred revenue and customer advances                     3,015           2,939
                                                                            -------------   -------------
                            Total current liabilities                               9,678           8,868

                      Long-term debt                                                  213             579
                      Deferred taxes                                                1,176           1,470
                                                                            -------------   -------------
                      Total liabilities                                            11,067          10,917

                      Redeemable convertible preferred stock                            -          20,591

                      Stockholders' equity:
                         Common stock                                                 287             223
                         Additional paid-in capital                                75,388              23
                         Accumulated other comprehensive income (loss)                (48)             57
                         Deferred compensation                                     (1,566)              -
                         Retained earnings                                          9,364          23,420
                         Treasury stock                                               (95)              -
                                                                            -------------   -------------
                            Total stockholders' equity                             83,330          23,723
                                                                            -------------   -------------
                      Total liabilities, redeemable convertible preferred
                         stock and stockholders' equity                     $      94,397   $      55,231
                                                                            -------------   -------------

Hittite Microwave Corporation
Consolidated Statement of Operations

                                           Three Months Ended         Year Ended
                                               December 31,          December 31,
                                           -------------------   -------------------
(In thousands except per-share data)         2005       2004       2005       2004
----------------------------------------   --------   --------   --------   --------
Revenue                                    $ 22,728   $ 16,945   $ 80,677   $ 61,671
Cost of revenue                               6,863      6,095     25,715     22,670
                                           --------   --------   --------   --------
   Gross profit                              15,865     10,850     54,962     39,001
                                               69.8%      64.0%      68.1%      63.2%
                                           --------   --------   --------   --------
Operating expenses:
   Research and development                   3,151      2,273     10,800      7,665
   Selling and marketing                      2,346      2,091      8,648      7,716
   General and administrative                 1,228        677      3,408      2,922
   In-process research and development            -          -      1,778          -
                                           --------   --------   --------   --------
      Total operating expenses                6,725      5,041     24,634     18,303
                                           --------   --------   --------   --------
Income from operations                        9,140      5,809     30,328     20,698
                                               40.2%      34.3%      37.6%      33.6%

Interest and other income, net                  401         58      1,036        145
                                           --------   --------   --------   --------
Income before income taxes                    9,541      5,867     31,364     20,843

Provision for income taxes                    2,428      2,039     10,286      7,429
                                           --------   --------   --------   --------
Net income                                    7,113      3,828     21,078     13,414
Accretion on redeemable convertible
   preferred stock                                -        381        944      1,525
                                           --------   --------   --------   --------
Net income attributable to common
   stockholders                            $  7,113   $  3,447   $ 20,134   $ 11,889
                                           --------   --------   --------   --------
Basic earnings per share attributable to
   common stockholders                     $   0.25   $   0.14   $   0.76   $   0.48
Shares used in calculation of basic
   earnings per share  (Note 1)              28,560     22,269     25,085     22,246
                                           --------   --------   --------   --------
Diluted earnings per share attributable
   to common stockholders                  $   0.23   $   0.13   $   0.71   $   0.45
Shares used in calculation of diluted
   earnings per share  (Note 1)              30,451     24,034     26,822     23,707

Note 1: All share and per share data give effect to a 1.874-for-one stock split effected on June 29, 2005.